UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 9, 2008
(Date of earliest event reported)

HIRERIGHT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-33613

Delaware	33-0465016
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5151 California Avenue, Irvine, California 92617

www.hireright.com
(Address of principal executive offices, including zip code)

(949) 428-5800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

(a)           HireRight, Inc., a Delaware corporation (the “Company”), announced that it has entered into an Agreement and Plan of Merger, dated as of June 9, 2008 (the “Merger Agreement”), with US Investigations Services, LLC, a Delaware limited liability company (“USIS”) and Hercules Acquisition Corp., a Delaware corporation and wholly owned subsidiary of USIS (the “Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Shares”), other than Shares owned by USIS or Merger Sub or any of their direct or indirect wholly owned subsidiaries, or by any direct or indirect wholly owned subsidiary of the Company, or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, shall be canceled and shall be converted automatically into the right to receive $15.60 in cash, without interest.

The Merger is conditioned on, among other things, the adoption of the Merger Agreement by the stockholders of the Company and the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Company may terminate the Merger Agreement if its board of directors determines, after consultation with its outside legal and financial advisors, that is has received an unsolicited bona fide “Superior Proposal,” as defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement, including a provision requiring the Company (i) to notify USIS of the terms of any such Superior Proposal and (ii) to provide USIS with an opportunity to match such Superior Proposal.  In addition, in connection with any such termination, the Company must pay a fee of $1,950,000 to Merger Sub if the termination occurs within 40 days following the execution of the Merger Agreement or results from a proposal received by the Company during such period, and a fee of $5,365,000 in the case of any other such termination.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(b)           In connection with the Merger Agreement, and in order to induce Merger Sub and USIS to enter into the Merger Agreement, Merger Sub, USIS and certain stockholders of the Company holding in the aggregate approximately 43% of the Company’s outstanding shares of common stock, concurrently with the execution and delivery of the Merger Agreement, entered into a Voting Agreement, dated as of June 9, 2008 (the “Voting Agreement”), pursuant to which USIS and certain stockholders of the Company agreed to vote in favor of the transactions contemplated by the Merger Agreement, subject to the terms and conditions set forth in the Voting Agreement.  The obligation of the stockholders under the Voting Agreement to vote for the Merger is conditioned upon the Company not having terminated the Merger Agreement to pursue a Superior Proposal.  In addition, the obligation of certain stockholders holding approximately 16% of the outstanding shares is also conditioned upon the board of directors not having changed its recommendation with respect to the Merger as a result of an “Intervening Event,” as defined in the Merger Agreement.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is attached as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is being filed with this Current Report on Form 8-K:

2.1                               Agreement and Plan of Merger, dated as of June 9, 2008, by and among HireRight, Inc., Hercules Acquisition Corp. and US Investigations Services, LLC.

2.2                               Voting Agreement, dated June 9, 2008, by and among Hercules Acquisition Corp., US Investigations Services, LLC and certain stockholders of HireRight, Inc.

99.1                         Press Release, dated June 9, 2008, of HireRight, Inc., announcing the Agreement and Plan of Merger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIRERIGHT, INC.,
a Delaware corporation

By:	/s/ Eric J. Boden
Eric J. Boden
Chief Executive Officer

Date:  June 9, 2008

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 9, 2008, by and among HireRight, Inc., Hercules Acquisition Corp. and US Investigations Services, LLC.
2.2	Voting Agreement, dated June 9, 2008, by and among Hercules Acquisition Corp., US Investigations Services, LLC and certain stockholders of HireRight, Inc.
99.1	Press Release, dated June 9, 2008, of HireRight, Inc., announcing the Agreement and Plan of Merger.